Exhibit 21




        The subsidiaries of Goss Graphic Systems, Inc. (the "Company") immediately prior to the Acquisition Closing will be Goss Graphic Systems Limited, a United Kingdom corporation, and Goss Graphic Systems-Japan Corporation, a Japanese corporation ("Goss-Japan").

        Upon the Acquisition Closing, (i) the Company will acquire Rockwell Graphic Systems, Inc. ("RGS") and (ii) Goss-Japan will acquire Rockwell Graphic Systems-Japan Corporation ("RGS-Japan"). RGS will then merge with the Company and change its name to Goss Graphic Systems, Inc., and RGS-Japan will then merge with Goss-Japan. Following the Acquisition Closing, the subsidiaries of the Company will be as follows:


        Rockwell PMC Inc., an Illinois corporation  (to be renamed after the
           Acquisition Closing)
        Goss Graphic Systems Limited, a United Kingdom corporation
        Goss Graphic Systems-Japan Corporation, a Japanese corporation Rockwell Systemes Graphiques Nantes, a societe anonyme organized under the laws of the Republic of France (to be renamed after the Acquisiton Closing)